                                                              (DRAFT - 10/13/94)

                                                                     EXHIBIT 4.9

                           ACTION OF GENERAL PARTNER
                         OF TRANSAMERICA DELAWARE, L.P.
                                  CREATING THE
           % CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES, SERIES ___


                 Pursuant to Section 6.1 of the Amended and Restated Agreement of Limited Partnership of Transamerica Delaware, L.P. dated as of ______, 1994 (as amended from time to time, the "Partnership Agreement"), Transamerica Corporation, as general partner (the "General Partner") of Transamerica Delaware, L.P., a Delaware limited partnership (the "Partnership"), desiring to state the designations, rights, privileges, restrictions, preferences and other terms and provisions of a new series of Preferred Securities, hereby authorizes and establishes such new series of Preferred Securities according to the following terms and conditions (each capitalized term used but not defined herein having the meaning set forth in the Partnership Agreement):

                 1. Designation and Number. ________ Preferred Securities of the Partnership with an aggregate liquidation preference of $______ million ($_,000,000) and a liquidation preference of $25 per Preferred Security, are hereby designated as "___% Cumulative Monthly Income Preferred Securities, Series ___" (hereinafter called the "Series___Preferred Securities"). The LP Certificates evidencing the Series___Preferred Securities shall be substantially in the form attached hereto as Exhibit ___. The proceeds of the Series___Preferred Securities shall be loaned to the General Partner in return for ___% Junior Subordinated Deferrable Interest Debentures, Series___(the "Series___Junior Subordinated Debentures") in an aggregate principal amount equal to the aggregate liquidation preference of the Series___Preferred Securities, bearing interest at an annual rate equal to the annual Dividend rate on the Series___Preferred Securities and having certain payment and redemption provisions which correspond to the payment and redemption provisions of the Series___Preferred Securities.

                 2. Dividends. (a) Dividends payable on each Series ___ Preferred Security will be fixed at a rate per annum of __% of the stated liquidation preference of $25 per Series___Preferred Security. Dividends in arrears for more than one month will bear interest monthly thereon at the rate per annum of __% thereof. The term "Dividends" as used herein includes any such interest payable unless otherwise stated. The amount of Dividends payable for any period will be computed for any full monthly Dividend period on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full monthly Dividend period for which Dividends are computed, Dividends will be computed on the basis of the actual number of days elapsed in such period.

                 (b) Dividends on the Series___Preferred Securities will be cumulative, will accrue from the date of initial issuance and will be payable monthly in arrears, on the last day of each calendar month of each year, commencing _______, 1994, when, as and if determined to be so payable by Transamerica Corporation, in its capacity as General Partner, except as otherwise described below. Transamerica Corporation has the right under the indenture for the Series___Junior Subordinated Debentures (the "Indenture") to extend the interest payment period from time to time on the Series___Junior Subordinated Debentures to a period not exceeding 60 consecutive months (each an "Extension Period") and, as a consequence, monthly Dividends on the Series__ Preferred Securities would be deferred (but would continue to accrue with interest thereon) by the Partnership during any such Extension Period. Prior to the termination of any such Extension Period, Transamerica Corporation may further extend such Extension Period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, Transamerica Corporation may select a new Extension Period, subject to the above requirements.

                 (c) Dividends on the Series___Preferred Securities will be payable to the Holders thereof as they appear on the books and records of the Partnership on the relevant record dates, which, as long as the Series___ Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant payment dates. Subject to any applicable laws and regulations and the provisions of the Partnership Agreement, each such payment will be made as described under the heading "Description of the Series___ Preferred Securities - Book-Entry-Only Issuance - The Depository Trust Company" in the prospectus dated _______ for the Series___Preferred Securities. In the event the Series___Preferred Securities shall not continue to remain in book-entry-only form, the General Partner shall have the right to select relevant record dates, which shall be more than one Business Day prior to the relevant payment dates. In the event that any date on which Dividends are payable on the Series____Preferred Securities is not a Business Day, then payment of the Dividend payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business

Day, in each case with the same force and effect as if made on such date.

                 3. Certain Restrictions on the Partnership. If Dividends have not been paid in full on the Series___Preferred Securities, the Partnership shall not:

                 (i) declare, pay, or set aside for payment, any Dividends on any other series of Preferred Securities, unless the amounts of any Dividends declared and paid on any other series of Preferred Securities and on the Series___Preferred Securities are on a pro rata basis on the dates such Dividends are paid on such other series of Preferred Securities, so that

                          (x) the aggregate amount of Dividends paid on the Series___Preferred Securities bears to the aggregate amount of Dividends paid on such other series of Preferred Securities the same ratio as

                          (y) the aggregate of all accrued and unpaid Dividends in respect of the Series___Preferred Securities bears to the aggregate of all accrued and unpaid Dividends in respect of such other series of Preferred Securities; or

                (ii) redeem, purchase or otherwise acquire any other Preferred Securities;

until, in each case, such time as all accrued and unpaid Dividends on the Series___Preferred Securities shall have been paid in full for all Dividend periods terminating on or prior to, in the case of clause (i), such payment and, in the case of clause (ii), the date of such redemption, purchase or acquisition.

                 4. Liquidation Distribution Upon Dissolution. In the event of any voluntary or involuntary dissolution, winding-up or termination of the Partnership, the Holders of the Series___Preferred Securities at the time will be entitled to receive out of the assets of the Partnership available for distribution to Partners after satisfaction of liabilities of creditors as required by the Act, before any distribution of assets is made to the General Partner, but together with the Holders of every other series of Preferred Securities outstanding, an amount equal to, in the case of Holders of Series___ Preferred Securities, the aggregate of the stated liquidation preference of $25 per Series___Preferred Security plus accrued and unpaid Dividends thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such dissolution, winding-up or termination, Series___Junior Subordinated Debentures in an aggregate principal amount equal to the stated liquidation preference of such Series ___ Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Dividends on such Series___Preferred Securities, shall be distributed on a pro rata basis to the Holders of the Series___Preferred Securities.

                 If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Partnership has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum liquidation distributions on any other series of Preferred Securities, then the amounts payable directly by the Partnership on the Series ___Preferred Securities and on such other series of Preferred Securities shall be paid in cash or in kind on a pro rata basis, so that

                 (x) the aggregate amount paid in respect of the Liquidation Distribution bears to the aggregate amount paid as liquidation distributions on the other series of Preferred Securities the same ratio as

                 (y) the aggregate Liquidation Distribution bears to the aggregate maximum liquidation distributions on the other series of Preferred Securities.

                 5. Redemption. (a) The Series___Preferred Securities shall be redeemable, at the option of the Partnership in whole or in part from time to time, on or after ________________, 1999, upon not less than 30 nor more than 60 days' notice, at a redemption price of $25 per Series___Preferred Security plus an amount equal to accrued and unpaid Dividends thereon to the date fixed for redemption, payable in cash (the "Redemption Price"). In the event that fewer than all the outstanding Series ___ Preferred Securities are to be so redeemed, the Series ___ Preferred Securities to be redeemed will be selected as described in Section 5(f)(ii) below. If a partial redemption would result in the delisting of the Series___Preferred Securities by any national securities exchange or other organization on which the Series___Preferred Securities are then listed, the Partnership may only redeem the Series___ Preferred Securities in whole.

                 (b) If at any time Transamerica Corporation (1) pays at maturity or (2) redeems or purchases Series___Junior Subordinated Debentures, the proceeds from such payment, purchase or redemption of such Series___Junior Subordinated Debentures shall be applied first to redeem Series___Preferred Securities at the

Redemption Price upon not less than 30 nor more than 60 days' notice.

                 (c) If a Tax Event or an Investment Company Event (each as hereinafter defined, and each a "Special Event") shall occur and be continuing, the General Partner shall elect to either (x) redeem the Series ___Preferred Securities in whole (and not in part), upon not less than 30 or more than 60 days' notice at the Redemption Price, within 90 days following the occurrence of such Special Event; provided that, if and as long as at the time there is available to the General Partner the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that has no adverse effect on the Partnership or Transamerica Corporation, the General Partner will pursue such measure in lieu of redemption, or (y) dissolve the Partnership and, after satisfaction of creditors as required by the Act, cause Series ___Junior Subordinated Debentures to be distributed to the Holders of the Series ___Preferred Securities in liquidation of the Partnership, within 90 days following the occurrence of such Special Event. In the case of a Tax Event, the General Partner may, as an alternative to electing to redeem the Series ___Preferred Securities or dissolving the Partnership, elect to cause the Series ___Preferred Securities to remain outstanding.

                 "Tax Event" means that the General Partner shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that on or after the date of issuance of the Series___ Preferred Securities, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of issuance of the Series ___Preferred Securities, there is more than an insubstantial risk that (i) the Partnership is subject to federal income tax with respect to interest accrued or received on the Series ___Junior Subordinated Debentures, (ii) the Partnership is subject to more than a de minimis amount of taxes, duties or other governmental charges, or (iii) interest payable by Transamerica Corporation to the Partnership on the Series ___Junior Subordinated Debentures will not be deductible by Transamerica Corporation for federal income tax purposes.

                 "Investment Company Event" means the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Partnership is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of issuance of the Series ___Preferred Securities; provided that no Investment Company Event shall be deemed to have occurred if the General Partner obtains a written opinion of nationally recognized independent counsel to the Partnership experienced in practice under the 1940 Act to the effect that the General Partner has successfully issued an additional or supplemental irrevocable and unconditional guarantee or taken such other actions as may be necessary so that, in the opinion of such counsel, notwithstanding such Change in 1940 Act Law, the Partnership is not required to be registered as an "investment company" within the meaning of the 1940 Act. In case of any uncertainty regarding an Investment Company Event, the good faith determination of the General Partner (based on the advice of counsel) shall be conclusive.

                 After the date fixed for any distribution of Series ___Junior Subordinated Debentures, upon dissolution of the Partnership, (i) the Series___ Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company (the "Depository") or its nominee, as the record Holder of the Series ___Preferred Securities, will receive a registered global certificate or certificates representing the Series ___Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Series ___Preferred Securities not held by the Depository or its nominee will be deemed to represent Series ___Junior Subordinated Debentures having a principal amount equal to the stated liquidation preference of such Series ___Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Dividends on such Series ___Preferred Securities until such certificates are presented to Transamerica Corporation or its agent for transfer or reissuance.

                 (d) The Partnership may not redeem fewer than all the outstanding Series ___Preferred Securities unless all accrued and unpaid Dividends have been paid on all Series ___Preferred Securities for all monthly Dividend periods terminating on or prior to the date of redemption.

                 (e) Redemption or Exchange Procedures. (i) Notice of any redemption (a "Notice of Redemption") of, or notice of distribution of Series__ Junior Subordinated Debentures in exchange for, the Series ___Preferred Securities will be given by the Partnership by mail to each Holder of Series ___ Preferred Securities to be redeemed or exchanged not fewer than 30 nor more than 60 days prior to the date fixed for redemption or exchange thereof; provided, that no such notice shall be required in the case of a redemption of Series ___Preferred Securities resulting from payment at maturity of the Series ___Debentures as contemplated in paragraph 5(b)(1) above, the redemption date for the Series ___Preferred Securities being the same as such maturity date in such case. For purposes of the calculation of the date of redemption or exchange and the dates on which notices are given pursuant to this paragraph
(e)(i), a Notice of Redemption or notice of distribution shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, to Holders of Series___Preferred Securities. Each Notice of
Redemption or notice of distribution shall be addressed to the Holders of Series ___Preferred Securities at the address of each such Holder appearing in the books and records of the Partnership. No defect in the Notice of Redemption or notice of distribution or in the mailing of either thereof with respect to any Holder shall affect the validity of the redemption or exchange proceedings with respect to any other Holder.

                 (ii) In the event that fewer than all the outstanding Series ___Preferred Securities are to be redeemed, the Series ___Preferred
Securities to be redeemed will be selected in accordance with paragraph (e)(iv) below or, in the event that Series___Preferred Securities are not held by the Depository, by lot in such other manner as the General Partner shall deem fair or appropriate.

                 (iii) If the Partnership gives a Notice of Redemption in respect of Series___Preferred Securities (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably with the Depository funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series___Preferred Securities. If Notice of

Redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of Holders of such Series___Preferred Securities so called for redemption will cease, except the right of the Holders of such Series___Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. Neither the General Partner nor the Partnership shall be required to register or cause to be registered the transfer of any Series___Preferred Securities which have been so called for redemption. In the event that any date fixed for redemption of Series___ Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption.
In the event that payment of the Redemption Price in respect of Series___ Preferred Securities is improperly withheld or refused and not paid either by the Partnership or by Transamerica Corporation pursuant to the Guarantee described in the Prospectus for the Series___Preferred Securities (the "Guarantee"), Dividends on such Series___Preferred Securities will continue to accrue, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

                 (iv) Redemption or exchange notices shall be sent to the Depository or its nominee. If less than all of the Series___Preferred Securities are being redeemed, interests to be redeemed shall be determined in accordance with the Depository's practice which at the date hereof is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

                 (v)  Under the circumstances described in clause (y) of
Section 5(c) above and as of the date fixed for distribution of Series___Junior Subordinated Debentures, any LP Certificates representing Series___Preferred Securities outstanding shall be deemed to represent the Series___Junior Subordinated Debentures to be distributed on such an exchange, and the Series___Preferred Securities will no longer be deemed outstanding and may be cancelled by the General Partner. The Series___Junior Subordinated Debentures distributed upon such an exchange shall have an aggregate principal amount equal to the aggregate liquidation preference of $25 per security of the Series

___Preferred Securities so exchanged, and shall bear interest from the last date on which Dividends on such Series___Preferred Securities were paid.

                 (vi) Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), Transamerica Corporation or any of its sub-sidiaries, including the Partnership, may at any time and from time to time purchase outstanding Series___Preferred Securities by tender, in the open market or by private agreement. If the Partnership purchases and cancels any Series___Preferred Securities, the Series___Junior Subordinated Debentures may be repaid in a principal amount equal to the aggregate stated liquidation preference of the Series___Preferred Securities so purchased, together with any accrued and unpaid interest on such principal amount of Series___Junior Subordinated Debentures.

                 6. Voting Rights. (a) Except as provided under paragraph 6(b) below and as otherwise required by law and the Partnership Agreement, the Holders of the Series___Preferred Securities will have no voting rights.

                 (b) If (i) arrearages on Dividends on the Series___Preferred Securities shall exist for 18 consecutive monthly Dividend periods; (ii) an Event of Default (as defined in the Indenture) occurs and is continuing on the Series___Junior Subordinated Debentures; or (iii) Transamerica Corporation is in default on any of its payment obligations under the Guarantee, then the Holders of the Series___Preferred Securities, together with the Holders of any other series of Preferred Securities having the right to vote for the appointment of a special representative of the Partnership and the Limited Partners (a "Special Representative") in such event, acting as a single class, will be entitled by the vote of a majority in aggregate liquidation preference of such Holders to appoint and authorize a Special Representative to enforce the Partnership's creditor rights under the Series___Junior Subordinated Debentures, to enforce the rights of the Holders of the Series___Preferred Securities under the Guarantee and to enforce the rights of the Holders of the Series___Preferred Securities to receive Dividends (if and to the extent declared) on the Series___Preferred Securities. The Special Representative shall not, by virtue of acting in such capacity, be admitted as a general partner in the Partnership or otherwise be deemed to be a general partner in the Partnership and shall have no liability for the debts, obligations or liabilities of the Partnership. Not later than 30 days after such right to appoint a Special Representative arises, the General Partner will convene a meeting for the purpose of appointing a Special Representative. If the General

Partner fails to convene such meeting within such 30-day period, the Holders of 10% in liquidation preference of the outstanding Preferred Securities will be entitled to convene such meeting. The provisions of the Partnership Agreement relating to the convening and conduct of the meetings of the partners will apply with respect to any such meeting. In the event that, at any such meeting, Holders of less than a majority in aggregate liquidation preference of Preferred Securities entitled to vote for the appointment of a Special Representative vote for such appointment, no Special Representative shall be appointed. Any Special Representative appointed shall cease to be a special representative of the Partnership and the Limited Partners if the Partnership (or Transamerica Corporation pursuant to the Guarantee) shall have paid in full all accrued and unpaid Dividends on the Preferred Securities or such default or breach, as the case may be, shall have been cured, and Transamerica Corporation, in its capacity as the General Partner, shall continue the business of the Partnership without dissolution. Notwithstanding the appointment of any such Special Representative, Transamerica Corporation shall continue as General Partner and shall retain all rights under the Indenture, including the right to extend the interest payment period, and any such extension would not constitute a default under the Indenture or enable a Holder of Series___Preferred Securities to require the payment of a Dividend that has not theretofore been declared.

                 In furtherance of the foregoing, and without limiting the powers of any Special Representative so appointed and for the avoidance of any doubt concerning the powers of the Special Representative, any Special Representative, in its own name, in the name of the Partnership, in the name of the Limited Partners, or otherwise, may institute or cause to be instituted a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce the Partnership's rights directly against Transamerica Corporation or any other obligor in connection with such obligations to the same extent as the Partnership and on behalf of the Partnership, and may prosecute such proceeding to judgment or final decree, and enforce the same against Transamerica Corporation, or any other obligor in connection with such obligations.

                 If any proposed amendment to the Partnership Agreement provides for, or the General Partner otherwise proposes to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Series___Preferred Securities, whether by way of amendment to the Partnership Agreement or otherwise (including, without limitation, the authorization or issuance of any limited partner interests in the Partnership ranking, as to participation in the profits or Dividends or in the assets of the Partnership, senior to the Series___Preferred Securities), or (ii) the dissolution, winding-up or termination of the Partnership, other than (x) in connection with the distribution of Series___Junior Subordinated Debentures upon the occurrence of a Special Event or (y) as described in paragraph 8 below, then the Holders of outstanding Series___Preferred Securities will be entitled to vote on such amendment or proposal of the General Partner (but not on any other amendment or proposal) as a class with all other Holders of series of Preferred Securities similarly affected, and such amendment or proposal shall not be effective except with the approval of the Holders of 66-2/3% in liquidation preference of such outstanding Preferred Securities having a right to vote on the matter; provided, however, that no such approval shall be required if the dissolution, winding-up or termination of the Partnership is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the dissolution, winding-up, liquidation or termination of Transamerica Corporation.

                 The rights attached to the Series___Preferred Securities will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation or issue of, any further limited partner interests of the Partnership ranking pari passu with the Series___Preferred Securities with regard to participation in the profits or Dividends or in the assets of the Partnership. Holders of Series___Preferred Securities have no preemptive rights.

                 So long as any Series___Junior Subordinated Debentures are held by the Partnership, the General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or executing any trust or power conferred on the Trustee with respect to such series, (ii) waive any past default that is waivable under Section 6.06 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Series___Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Series___Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the Holders of at least 66-2/3% in liquidation preference of all series of Preferred Securities who would be affected thereby if their Preferred Securities were to be exchanged for Junior Subordinated Debentures, acting as a single class; provided, however, that where a consent under the Indenture would require the consent of each Holder affected thereby, no such consent shall be given by the General Partner without the prior consent of each Holder of all series of Preferred Securities who would be affected thereby if its Preferred Securities were to be exchanged for Junior Subordinated Debentures. The General Partner shall not revoke any action previously authorized or approved by a vote of the Holders of any series of Preferred Securities. The General Partner shall notify all Holders of the Series___Preferred Securities of any notice of default received from the Trustee under the Indenture with respect to the Series___Junior Subordinated Debentures.

                 Any required approval of Holders of Series___Preferred Securities may be given at a separate meeting of Holders of Preferred Securities convened for such purpose, at a meeting of all of the Partners in the Partnership or pursuant to written consent. The Partnership will cause a notice of any meeting at which Holders of Series___Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such Holders is to be taken, to be mailed to each Holder of record of Series___ Preferred Securities. Each such notice will include a statement setting forth
(i) the date of such meeting or the date by which such action is to be taken,
(ii) a description of any resolution proposed for adoption at such meeting on which such Holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

                 No vote or consent of the Holders of Series___Preferred Securities will be required for the Partnership to redeem and cancel Series___ Preferred Securities in accordance with the Partnership Agreement.

                 Notwithstanding that Holders of Series___Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Series___Preferred Securities and any other series of Preferred Securities that are entitled to vote or consent with such Series___Preferred Securities as a single class at such time that are owned by Transamerica Corporation or by any entity more than 50% of which is owned by Transamerica Corporation, either directly or indirectly, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

                 Holders of the Series___Preferred Securities will have no rights to remove or replace the General Partner.

                 7. Ranking. So long as any Series___Preferred Securities are outstanding, the Partnership will not issue any partnership interests ranking, as to participation in the profits or Dividends or in the assets of the Partnership, senior to the Series___Preferred Securities.


                 8. Mergers, Consolidations or Amalgamations. The Partnership may not consolidate, amalgamate, merge with or into, or be replaced by, or convey,transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The Partnership may, without the consent of the Holders of the Series___Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by a limited partnership, limited liability company or trust organized as such under the laws of any state of the United States of America provided that (i) such successor entity either (x) expressly assumes all of the obligations of the Partnership under the Series___Preferred Securities or (y) substitutes for the Series___Preferred Securities other securities having substantially the same terms as the Series___Preferred Securities (the "Successor Securities") so long as the Successor Securities are not junior to any other equity securities of the successor entity, with respect to participation in the profits and Dividends, and in the assets, of the successor entity, (ii) Transamerica Corporation expressly acknowledges such successor entity as the Holder of the Series___Junior Subordinated Debentures, (iii) the Series___Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Series___Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Series___Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of the Holders of the Series___Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the Holders' interest in the new entity), (vi) such successor entity has a purpose substantially identical to that of the Partnership, (vii) prior to such merger, consolidation, amalgamation or replacement, Transamerica Corporation has received an opinion of nationally recognized independent counsel to the Partnership experienced in such matters to the effect that (x) such successor entity will be treated as a partnership for federal income tax purposes, (y) following such merger, consolidation, amalgamation or replacement, Transamerica Corporation and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company, and (z) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of the Holders of the Series___Preferred Securities and
(viii) Transamerica Corporation guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee.

                 This written Action shall constitute an Action for purposes of the Partnership Agreement and shall be deemed for all purposes to be a part of the Partnership Agreement.

                 IN WITNESS WHEREOF, the undersigned has executed this Action of General Partner this __ day of October, 1994.

                                        TRANSAMERICA CORPORATION,
                                        GENERAL PARTNER



                                        By:_________________________
                                           Name:
                                           Title: